EXHIBIT 10.3

SANDISK CORPORATION
2013 INCENTIVE PLAN

GLOBAL STOCK OPTION AGREEMENT

RECITALS
A.    The Board has adopted the Plan to promote the interests of the Corporation by providing eligible persons in the service of the Corporation (or any Parent or Subsidiary) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.
B.    Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.
C.    Except as otherwise set forth in the attached Appendix A, all capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.Option Term. This option shall have a maximum term of seven (7) years measured from the Grant Date and shall accordingly expire at the close of business in California on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.Limited Transferability. This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.

4.Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice. As this option becomes exercisable for such installments, those installments shall accumulate, and this option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the first date following such cessation of Service) during which to exercise this option, but in no event shall this option be exercised at any time after the Expiration Date.

(b)Should Optionee die while this option is outstanding, then this option may be exercised by (i) the personal representative of Optionee’s estate or (ii) the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death, as the case may be. However, if Optionee is a U.S. or Canadian resident and dies while holding this option and has an effective beneficiary designation in effect for this option at the time of his or her death, then the designated beneficiary or beneficiaries shall have the exclusive right to exercise this option following Optionee’s death provided this is not inconsistent with applicable local probate or inheritance laws. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)‑month period following the date of Optionee’s death or (ii) the Expiration Date.

(c)Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the first day following such cessation of Service) during which to exercise this option. In no event shall this option be exercised at any time after the Expiration Date.

(d)During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which this option is, at the time of Optionee’s cessation of Service, vested and exercisable pursuant to the Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6. This option shall not vest or become exercisable for any additional Option Shares, whether pursuant to the normal Exercise Schedule specified in the Grant Notice or the special vesting acceleration provisions of Paragraph 6, following Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with Optionee. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which this option has not otherwise been exercised.

(e)Should Optionee’s Service be terminated for Misconduct or should Optionee otherwise engage in any Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

(f)For purposes of this Agreement, Optionee’s period of Service shall not include any period of notice of termination of employment, whether expressed or implied. Optionee’s date of cessation of Service shall mean the date upon which Optionee ceases active performance of Service for the Corporation (or any Parent or Subsidiary) following the provision of such notification of termination or resignation from Service (e.g., active Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s contract of employment, if any) and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including Optionee’s contract of employment, if any. Furthermore, in the event of termination of Optionee’s employment or other Service (whether or not in breach of local labor laws), Optionee’s right to exercise this option after cessation of Service, if any, will be measured by the date of cessation of Optionee’s active Service and will not be extended by any notice period mandated under employment laws in the jurisdiction where Optionee is employed or terms of Optionee’s contract of employment, if any; the Plan Administrator shall have the exclusive discretion to determine when Optionee is no longer actively providing Services for purposes of this option.

6.Special Acceleration of Option.

(a)This option, to the extent outstanding at the time of a Change in Control but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock. However, this option shall not become exercisable on such an accelerated basis, if and to the extent: (i) this option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any Option Shares for which this option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout of that spread in accordance with the same Exercise Schedule for those Option Shares as set forth in the Grant Notice.

(b)Immediately following the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

(c)If this option is assumed in connection with a Change in Control or otherwise continued in effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(d)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.
9.Manner of Exercising Option.

(a)In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:
(i)Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised or comply with such other procedures as the Corporation may establish for notifying the Corporation of the exercise of this option for one or more Option Shares.

(ii)Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:
(A)cash or check made payable to the Corporation; or

(B)through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in accordance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the Option Shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the Option Shares plus all applicable Tax-Related Items required to be withheld by the Corporation (or any Parent or Subsidiary) by reason of such exercise and (ii) to the Corporation to deliver the certificates for the Option Shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise (or other notification procedure) delivered to the Corporation in connection with the option exercise.

(iii)Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv)Make appropriate arrangements with the Employer for the satisfaction of all Tax-Related Items required to be withheld in connection with the option exercise.

(b)As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c)In no event may this option be exercised for any fractional shares.

10.Tax-Related Items.

(a)Optionee acknowledges that, regardless of any action taken by the Corporation or, if different, the Employer, the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Corporation or the Employer. Optionee further acknowledges and agrees that the Corporation and or the Employer may, if it so determines, offset any employer tax liabilities deemed applicable to Optionee by reducing the Option Shares deliverable to Optionee under this option. Optionee further acknowledges that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the subsequent sale of Option Shares issued upon exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Corporation and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(A)     withholding from Optionee’s wages or other cash compensation paid to Optionee by the Corporation and/or the Employer; or

(B)     withholding from proceeds of the sale of Option Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Optionee’s behalf pursuant to this authorization) without further consent; or

(C)     withholding in Option Shares to be issued at exercise of the Option, provided, however, that if Optionee is a Section 16 officer of the Corporation under the 1934 Act, as amended, then the Compensation Committee shall establish the method of withholding from alternatives (A)-(B) herein and, if the Compensation Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then Optionee shall be entitled to elect the method of withholding from the alternatives above.

(c)Depending on the withholding method, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Option Shares, for tax purposes, Optionee is deemed to have been issued the full number of Option Shares subject to the exercised option, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)Finally, Optionee agrees to pay to the Corporation or the Employer, any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the Option Shares or the proceeds of the sale of the Option Shares, if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

11.Nature of Grant. In accepting this option, Optionee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Corporation, is discretionary in nature and may be amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;

(b)the grant of this option is voluntary and occasional and does not create any contractual or other right to receive future options, or benefits in lieu of options, even if options have been granted in the past;

(c)all decisions with respect to future options, if any, will be at the sole discretion of the Corporation;

(d)the grant of this option and Optionee’s participation in the Plan shall not confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary), and/or the Employer to terminate Optionee’s Service at any time for any reason, with or without cause;

(e)Optionee’s participation in the Plan is voluntary;

(f)this option and any Option Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(g)this option and any Option Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the Option Shares underlying this option are unknown, indeterminable, and cannot be predicted with certainty;

(i)if the underlying Option Shares do not increase in value, this option will have no value;

(j)if Optionee exercises this option and acquires Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price.

(k)no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from Optionee’s termination or resignation from Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any), and in consideration of the grant of this option to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Corporation, the Employer (or any Parent or Subsidiary), waives his or her ability, if any, to bring any such claim, and releases the Corporation (or any Parent or Subsidiary) and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(l)unless otherwise provided in the Plan or by the Corporation in its discretion, this option and the benefits evidenced by this Agreement do not create any entitlement to have this option or any such benefits transferred to, or assumed by, another Corporation nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Corporation; and

(m) the following provisions apply only if Optionee is providing services outside the United States:

(A)    this option and the Option Shares subject to this option are not part of normal or expected compensation or salary for any purpose;

(B)    Optionee acknowledges and agrees that the Corporation, the Employer (or any Parent or Subsidiary) shall not be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of this option or of any amounts due to Optionee pursuant to the exercise of this option or the subsequent sale of any Option Shares issued upon exercise.

12.No Advice Regarding Grant. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Optionee’s participation in the Plan or the sale of the Option Shares issued upon exercise of this option. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.Compliance with Laws and Regulations.

(a)The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any U.S., state, local, or foreign stock exchange (or the Nasdaq Global Select Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

14.Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and any beneficiaries of this option designated by Optionee.

15.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

16.Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

17.Governing Law and Venue. The interpretation, performance and enforcement of the Plan and this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

18.Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

19.Language. If Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

20.Appendix B. Notwithstanding any provision in this Agreement, this option shall be subject to any special terms and provisions as set forth in Appendix B to this Agreement for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Optionee, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Agreement.

21.Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

22.Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

23.Authorization to Release Necessary Personal Information.

(a)Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Data by and among, as applicable, the Employer, the Corporation (or any Parent or Subsidiary) for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

(b)Optionee understands that the Corporation and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c)Optionee understands that Data will be transferred to the Corporation’s designated broker or such other stock plan provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from Optionee’s country. Optionee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee authorizes the Corporation, the Corporation’s designated broker and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing his or her participation in the Plan. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan. Optionee understands that if he or she resides outside the United States he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or if Optionee later seeks to revoke his or her consent, his or her employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Optionee’s consent is that the Corporation would not be able to grant Optionee options or other equity awards or administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing his or her consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

24.Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

25.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on Optionee’s participation in the Plan, on this option and on any Option Shares issued upon exercise, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26.Waiver. Optionee acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee any other Participant of the Plan.

27.Entire Agreement. This Agreement (including any country specific provisions in Appendix B), the Grant Notice and the Plan, including any appendices or exhibits thereto, contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on the Optionee and all persons claiming under or through the Optionee.

APPENDIX A

The following definitions shall be in effect under the Agreement:

A.Agreement shall mean this Global Stock Option Agreement, which includes this Appendix A and also includes Appendix B.

B.Award shall mean the award of this option to purchase up to the number of Option Shares to the Optionee pursuant to the terms of the Agreement.

C.Board shall mean the Corporation’s Board of Directors.

D.Corporation shall mean SanDisk Corporation, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of SanDisk Corporation which shall by appropriate action adopt the Plan.

E.Data shall mean any information relating to the Participant who is or can be identified from the data alone or in conjunction with other information that is in, or likely to come into, the possession of data controller.

F.Employer shall mean the Corporation or any Parent or Subsidiary to which an Employee provides Services.

G.Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

H.Exercise Price shall mean the exercise price per Option Share as specified in the Grant Notice.

I.Exercise Schedule shall mean the schedule set forth in the Grant Notice pursuant to which the option is to become exercisable for the Option Shares in one or more installments over the Optionee’s period of Service.

J.Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

K.Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

L.Grant Notice shall mean the Notice of Grant of Stock Option incorporating the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

M.Notice of Exercise shall mean the notice of option exercise in the form prescribed by the Corporation.

N.Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

O.Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

P.Plan shall mean the Corporation’s 2013 Incentive Plan.

Q.Tax-Related Items shall mean income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to Optionee’s participation in the Plan and legally applicable to Optionee or deemed by the Corporation or the Employer in its discretion to be an appropriate charge to Optionee even if legally applicable to the Corporation or the Employer.

A - 1

SANDISK CORPORATION
2013 INCENTIVE PLAN

APPENDIX B TO THE
GLOBAL STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the option granted to Optionee under the Plan if Optionee resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and the Agreement.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2013. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that Optionee not rely on the information in this Appendix B as the only source of information relating to the consequences of Optionee’s participation in the Plan because the information may be out of date at the time that Optionee exercises his or her option and Option Shares are issued to Optionee or Optionee sells the Option Shares acquired upon exercise of the option under the Plan.

It is Optionee’s sole responsibility to comply with any obligations set forth in the notifications in this Appendix B with respect to the option and his or her participation in the Plan. Optionee acknowledges and agrees that, unless otherwise stated in this Appendix B, the Corporation (or any Parent or Subsidiary) and the Employer have no responsibility with respect to any of the requirements or obligations Optionee may have with respect to any notifications which are set forth below.

In addition, the information contained herein is general in nature and may not apply to Optionee’s particular situation, and the Corporation is not in a position to assure Optionee of a particular result. Accordingly, Optionee is advised to seek appropriate professional advice as to how the relevant laws in Optionee’s country may apply to his or her situation.

Finally, if Optionee is a citizen or resident of a country other than the one in which Optionee is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to Optionee, and the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Optionee.

AUSTRIA

Notifications

Exchange Control Information. If Optionee holds Option Shares acquired upon exercise outside of Austria, Optionee must submit a report to the Austrian National Bank. An exemption applies if the value of the Option Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When Optionee sells Option Shares issued upon exercise of the option, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all Optionee’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month on a prescribed form.

Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, Optionee may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:

(i)
If Optionee accepts the option outside of the business premises of the Corporation, Optionee may be entitled to revoke his or her acceptance of the Agreement, provided the revocation is made within one week after Optionee accepts the Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if Optionee returns the Agreement to the Corporation or the Corporation’s representative with language that can be understood as Optionee’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

BRAZIL

Notifications

Compliance with Law. By accepting the option, Optionee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the exercise of the option, the receipt of any dividends, and the sale of Option Shares issued upon exercise of the option under the Plan.

Exchange Control Information. If Optionee is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Option Shares issued upon exercise of the option under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

CHINA

Terms and Conditions

Manner of Exercising Option. This provision supplements Paragraph 9 of the Agreement:

Due to exchange control laws in China, Optionee will be required to exercise his or her option using the cashless sell-all exercise method pursuant to which all Option Shares subject to the exercised option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Optionee in accordance with any applicable exchange control laws and regulations. Optionee acknowledges that the Corporation’s designated broker is under no obligation to arrange for the sale of the Option Shares at any particular price. Optionee acknowledges that he/she is not aware of any material nonpublic information with respect to the Corporation or any securities of the Corporation as of the date of the Agreement. The Corporation reserves the right to provide additional methods of exercise depending on the development of local law. This restriction will not apply to non-PRC citizens, unless required by the State Administration of Foreign Exchange (“SAFE”).

Cessation of Service. This provision supplements Paragraph 5 of the Agreement:

Notwithstanding anything to the contrary in Paragraph 5 of the Agreement, in the event of Optionee’s cessation of Service with the Corporation (or any Parent or Subsidiary), Optionee shall be permitted to exercise the option for the shorter of (a) the post-termination exercise period (if any) set forth in the Agreement and (b) six months (or such other period as may be required by SAFE) after the date of cessation of Optionee’s active Service. At the end of the post-termination exercise period specified by SAFE, any unexercised portion of the option shall immediately expire. This restriction will not apply to non-PRC citizens, unless required by SAFE.

Exchange Control Requirements. Optionee understands and agrees that, pursuant to local exchange control requirements, Optionee will be required to immediately repatriate the cash proceeds from the sale of Option Shares underlying the option. Optionee further understands that, under local law, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established by the Corporation (or any Parent or Subsidiary) or the Employer, and Optionee hereby consents and agrees that any proceeds from the sale of Option Shares will be transferred to such special account prior to being delivered to Optionee. The Corporation is under no obligation to secure any exchange conversion rate, and the Corporation may face delays in converting the proceeds to local currency due to exchange control restrictions in China. Optionee agrees to bear any currency fluctuation risk between the time the Option Shares are sold and the time the sale proceeds are distributed through any such special exchange account. Optionee further agrees to comply with any other requirements that may be imposed by the Corporation in the future in order to facilitate compliance with exchange control requirements in China. These requirements will not apply to non-PRC citizens, unless required by SAFE.

DENMARK

Terms and Conditions

Danish Stock Option Act. By accepting the option, Optionee acknowledges that he or she has received a Danish translation of an Employer Statement, which is being provided to comply with the Danish Stock Option Act.

Notifications

Exchange Control and Tax Reporting Information. Optionee may hold Option Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Option Shares are held with a non-Danish broker or bank, Optionee is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, Optionee must file a Declaration V (Erklaering V) with the Danish Tax Administration. In the event that the applicable broker or bank with which the account is held does not also sign the Form V, Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Option Shares acquired at exercise and held in such account to the Danish Tax Administration as part of Optionee’s annual income tax return. By signing the Form V, Optionee authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when Optionee opens a deposit account or a brokerage account other foreign bank for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, Optionee must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both Optionee and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Declaration K, Optionee authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

If Optionee uses the cashless sell-all method of exercise for the option, Optionee is not required to file a Form V because he or she will not hold any Option Shares. However, if Optionee opens a deposit account with a foreign broker or bank to hold the cash proceeds, he or she is required to file a Form K as described above.

EGYPT

Notifications

Exchange Control Information. If Optionee transfers funds into or out of Egypt in connection with the option, Optionee is required to transfer the funds through a registered bank in Egypt.

FRANCE

Term and Conditions

Language Consent. By accepting the option, Optionee confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Appendix B) which were provided in the English language. Optionee accepts the terms of those documents accordingly.

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe B) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Notifications

Foreign Account Reporting Information. If Optionee holds Option Shares outside of France or maintains a foreign bank account, he or she is required to report such to the French tax authorities when filing his or her annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Optionee uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale of Option Shares acquired under the Plan, the bank will make the report for Optionee. In addition, Optionee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

HONG KONG

Terms and Conditions

Warning: The option and Option Shares acquired upon exercise of the option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation (or any Parent or Subsidiary). The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The option is intended only for the personal use of each eligible employee of the Employer, the Corporation (or any Parent or Subsidiary) and may not be distributed to any other person. If Optionee is in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, Optionee should obtain independent professional advice.

Sale Restriction. Notwithstanding anything contrary in the Grant Notice, the Agreement or the Plan, in the event the option vests and Optionee or his or her heirs and representatives exercise the option such that Option Shares are issued to Optionee or his or her heirs and representatives within six months of the Grant Date, Optionee agrees that Optionee or his or her heirs and representatives will not dispose of any Option Shares acquired prior to the six-month anniversary of the Grant Date.

Notifications

Nature of Scheme. The Corporation specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Terms and Conditions

Manner of Exercising Option. This provision supplements Paragraph 9 of the Agreement:

Due to legal restrictions in India, Optionee may not exercise his or her option using a cashless sell-to-cover exercise, whereby Optionee directs a broker to sell some (but not all) of the Option Shares subject to the exercised option and deliver to the Corporation the amount of the sale proceeds to pay the Exercise Price and any Tax-Related Items. However, payment of the Exercise Price may be made by any of the other methods of payment set forth in the Agreement. The Corporation reserves the right to provide Optionee with this method of payment depending on the development of local law.

Notifications

Exchange Control Information. Optionee must repatriate the proceeds from the sale of Option Shares and any dividends received in relation to the Option Shares to India within 90 days of receipt. Optionee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is Optionee’s responsibility to comply with applicable exchange control laws in India.

Foreign Account Reporting Information.  Optionee is required to declare any foreign bank accounts and any foreign financial assets (including Option Shares acquired under the Plan) in his or her annual tax return.

IRELAND

Notifications

Director Notification Obligation. Directors, shadow directors1 and secretaries of the Corporation’s Irish Subsidiary are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Subsidiary in writing of their interest in the Corporation and the number and class of Option Shares or rights to which the interest relates within five business days of the issuance or disposal of Option Shares or within five business days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or Option Shares acquired by the director’s spouse or children (under the age of 18).

ISRAEL
Terms and Conditions

Trust Arrangement. Optionee understands and agrees that the option is offered subject to and in accordance with the terms of the Plan, Israeli Subplan (the “Subplan”) under the 102 Capital Gains Track (as defined in the Subplan), the Israeli Addendum to the Plan (the “Israeli Addendum”), the Trust Agreement among the trustee appointed by Sandisk Israel (Tefen) Ltd and Sandisk IL Ltd., and the Agreement. This includes the option exercise price per share and any other requirements set out in the Subplan. In the event of any inconsistencies between the Plan, the Sub-Plan, the Israeli Addendum and/or the Agreement, the Plan will govern, and if there are inconsistencies between the Sub-Plan, Israeli Addendum and/or the Agreement, the Sub-Plan and Israeli Addendum will govern the option granted to Optionee in Israel.

Written Acceptance. If Optionee resides in Israel, then Optionee must print, sign and deliver the signed copy of the Israel Beneficiary 102 Undertaking within 45 days to: [Insert Address]. If the Corporation does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the option shall terminate and will become null and void.

The following provisions apply to Optionees who transfer into Israel after the Grant Date.

Payment of Exercise Price. This provision supplements the Paragraph 9 of the Agreement:

Due to legal restrictions in Israel, Optionee will be required to exercise his or her option using the cashless sell-all exercise method whereby all Option Shares subject to the exercised option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Optionee in accordance with any applicable laws and regulations. Optionee will not be permitted to acquire and hold Option Shares after exercise. The Corporation reserves the right to provide additional methods of exercise to Optionee depending on the development of local law.

[1]
A shadow director is an individual who is not on the board of directors of the Irish Subsidiary but who has sufficient control so that the board of directors of the Irish Subsidiary acts in accordance with the directions or instructions of the individual.

SANDISK CORPORATION
2013 INCENTIVE PLAN
ISRAEL BENEFICIARY 102 UNDERTAKING

If Optionee/Participant has not already executed an Israel Beneficiary 102 Undertaking in connection with grants made under the Israeli Subplan to the 2013 Incentive Plan (the “Plan”), Optionee/Participant must print, sign and deliver the signed copy of this Israel Beneficiary 102 Undertaking within 45 days to [Insert Address]. If the Corporation does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the options/restricted stock units may not qualify for preferential tax treatment.

1.
I hereby agree that any restricted stock units or options (collectively, the “Options”) granted to me by SanDisk Corporation (the “Corporation”) according to and under the terms and conditions of the Plan and the Israeli Subplan adopted by the Corporation as of June 12, 2013 (collectively, the “Plan”) are granted to me to qualify under the capital gain tax treatment in accordance and pursuant to Section 102(b)(2) of the Income Tax Ordinance [New Version] (the “Tax Ordinance”) after 132 amendment (“Section 102”) and the Income Tax Rules (Tax Relief upon the Allotment of Shares to Employees), 2003 (the “Rules”) unless I am otherwise notified subject to the Corporation’s absolute discretion to change such election on future grants and subject to the Tax Authorities’ approval.

2.
I hereby declare and confirm that I am familiar with the provisions of the trust agreement signed between the Corporation and Tamir Fishman Trusts 2004 Ltd. (the “Trustee”) (the “Trust Agreement”), as well as the terms of the Plan, Section 102, the Rules, and the implications and consequences of the chosen tax arrangement with respect to the Options, and consent that all the terms and conditions set forth in Section 102 and the Rules, as shall be amended from time to time, shall apply to me and bind me.

3.
Without derogating from the generality of the aforesaid, I agree that the Options and all the rights that I shall be entitled to with respect to the Options, including, without limitation, dividend, bonus shares and shares issued pursuant to adjustments made by the Corporation will be deposited in trust with the Trustee and be held in trust in accordance with Section 102, the Rules and the Trust Agreement.

4.
Without derogating from the generality of the aforesaid, I acknowledge that during the “Holding Period” as determined by the Tax Ordinance I am prevented from selling the Options or the underlying shares, or releasing them from the Trustee, before the termination of the “Holding Period” and I understand the tax implications and consequences that may be applied as a result of breaching such obligation, as set by Section 102, which I am familiar with.

5.	If I will cease to be an Israeli resident or if my employment will be terminated for any reason, the Options shall remain subject to section 102, the Rules and the Trust Agreement.

6.
I hereby agree that any tax liability whatsoever arising from the grant, exercise of any options, vesting of any restricted stock units, the sale of shares, the release of shares from the Trustee or any other event or act with respect to the Options granted to me, shall be borne solely by me. I declare and consent that the Corporation and/or the Trustee shall make any tax payment due, out of the proceeds of any sale of shares, to any tax authority, according to Section 102, the Rules, the Trust Agreement or any other compulsory payments or applicable law.

7.
I understand that this grant of Options under the capital gain track is conditioned upon the receipt, inter alia, of all required approvals from the tax authorities. Accordingly, to the extent that for whatever reason the Corporation shall not be granted an approval by the Israeli Tax Authorities under section 102, I shall bear and pay any and all taxes and any other compulsory payments applicable to the grant, exercise, sale or other disposition of Options or stocks; I hereby declare and consent for the Corporation and/or the Trustee to deduct any tax payment due, out of the proceeds of any sale of Shares, for any payment to the tax authorities, according to the Rules, or any other applicable compulsory payments.

8.
I confirm that the Corporation and/or the Trustee shall not be required to release any shares or any proceeds deriving from the sale of shares, to me, until all required tax payments according to section 102, the Rules and the Trust Agreement, including any other compulsory payments, or applicable law, have been fully assured.

Name of the Beneficiary	I.D. Number	Signature

ITALY

Terms and Conditions

Manner of Exercising Option. This provision supplements the Paragraph 9 of the Agreement:

Due to legal restrictions in Italy, Optionee will be required to exercise his or her option using the cashless sell-all exercise method whereby all Option Shares subject to the exercised option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Optionee in accordance with any applicable laws and regulations. Optionee will not be permitted to acquire and hold Option Shares after exercise. The Corporation reserves the right to provide additional methods of exercise to Optionee depending on the development of local law.

Data Privacy. This provision replaces Paragraph 23 of the Agreement:

Optionee understands that the Corporation and the Employer are the Privacy Representative of the Corporation in Italy and may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Option Shares or directorships held in the Corporation (or any Parent or Subsidiary), details of all options or any other entitlement to Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, and that the Corporation and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. Optionee also understands that providing the Corporation with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that Optionee’s denial to provide Personal Data would make it impossible for the Corporation to perform its contractual obligations and may affect Optionee’s ability to participate in the Plan. Optionee understands that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Corporation and within the Employer’s organization by its internal and external personnel in charge of processing, and by the Corporation’s designated broker or any other data processor appointed by the Corporation. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Optionee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Corporation, and also to the legitimate addressees under applicable laws. Optionee further understands that the Corporation (or any Parent or Subsidiary) will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and that the Corporation (or any Parent or Subsidiary) may each further transfer Personal Data to third parties assisting the Corporation in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to the Corporation’s designated broker or other third party with whom Optionee may elect to deposit any Option Shares acquired under the Plan or any proceeds from the sale of such Option Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Corporation exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require Optionee’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Optionee understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, Optionee has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, Optionee should contact the Employer. Furthermore, Optionee is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Optionee’s human resources department.

Plan Document Acknowledgement. Optionee acknowledges that Optionee has read and specifically and expressly approves the Grant Notice and the following Paragraphs of the Agreement: Paragraph 1: Grant of Option; Paragraph 2: Option Term; Paragraph 3: Limited Transferability; Paragraph 4: Dates of Exercise; Paragraph 5: Cessation of Service; Paragraph 6: Special Acceleration of Option; Paragraph 7: Adjustment in Option Shares; Paragraph 8: Stockholder Rights; Paragraph 9: Manner of Exercising Option; Paragraph 10: Tax-Related Items; Paragraph 11: Nature of Grant; Paragraph 12: No Advice Regarding Grant; Paragraph 13: Compliance with Laws and Regulations; Paragraph 17: Governing Law and Venue; Paragraph 18: Excess Shares; Paragraph 19: Language; Paragraph 20: Appendix B; Paragraph 24: Electronic Delivery and Acceptance; Paragraph 25: Imposition of Other Requirements; and the Data Privacy provision of this Appendix B.

Notifications

Exchange Control Information. Optionee is required to report in his or her annual tax return: (a) any transfers of cash or Option Shares to or from Italy exceeding €10,000; (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (vested options, cash, Option Shares) that may give rise to taxable income in Italy that combined with other foreign assets exceeds €10,000; and (c) the amount of the transfers to and from Italy which have had an impact during the calendar year on Optionee’s foreign investments or investments held outside of Italy. Optionee may be exempt from the requirement in (a) if the transfer or investment is made through an authorized broker resident in Italy, as the broker will generally comply with the reporting obligation on his or her behalf.

JAPAN

Notifications

Exchange Control Information. If Optionee pays more than ¥30,000,000 in a single transaction for the purchase of Option Shares when he or she exercises the option, Optionee must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

Foreign Account Reporting Information. If Optionee maintains a foreign bank account outside of Japan with a value exceeding ¥50 million as of December 31 of any calendar year, Optionee is required to report such to the Japanese authorities by March 15th of the following year.

KENYA

There are no country specific provisions.

KOREA

Notifications

Exchange Control Information. If Optionee remits funds out of Korea to purchase Option Shares under the Plan, the remittance must be “confirmed” by a foreign exchange bank in Korea. This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process. Optionee likely will need to present to the bank processing the transaction the following supporting documents evidencing the nature of the remittance: (i) the Grant Notice and Agreement; (ii) the Plan; and (iii) Optionee’s certificate of employment. This confirmation is not necessary for cashless exercises since there is no remittance out of Korea.

In addition, if Optionee realizes US$500,000 or more from the sale of Option Shares, Korean exchange laws require Optionee to repatriate the proceeds to Korea within eighteen months of the sale.

Foreign Account Reporting Information. Under a proposed rule that would be applicable to foreign financial accounts held in 2013 and onwards, Korean residents would have to declare all overseas financial accounts to the Korean tax authority and file a report if the value of such accounts exceeds KRW 1 billion (approximately US$908,000).

NETHERLANDS

Notifications

Insider Trading Information. Optionee should be aware of the Dutch insider-trading rules, which may impact the sale of Option Shares acquired under the Plan. In particular, Optionee may be prohibited from effectuating certain transactions if Optionee has inside information about the Corporation.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Parent or Subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain Optionees working at a Parent or Subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when Optionee has such inside information.

If Optionee is uncertain whether the insider-trading rules apply to him or her, Optionee should consult his or her personal legal advisor.

POLAND

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Option Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a specified threshold (currently €15,000) must be effected through a bank account in Poland. Optionee should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland.

SINGAPORE

Notifications

Securities Law Information. The option is being granted to Optionee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan and this Agreement have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Optionee should note that such option is subject to section 257 of the SFA and Optionee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Option Shares underlying the option unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. If Optionee is a director or shadow director of the Corporation or a Singapore Subsidiary, Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Corporation or the Singaporean Subsidiary in writing when Optionee receives an interest (e.g., option, Option Shares) in the Corporation or any related companies. Please contact the Corporation to obtain a copy of the notification form. In addition, Optionee must notify the Corporation or the Singapore Subsidiary when Optionee sells Option Shares of the Corporation or any related Corporation (including when Optionee sell Option Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Corporation or any related corporation. In addition, a notification must be made of Optionee’s interests in the Corporation or any related corporation within two business days of becoming a director.

Insider Trading Information. Optionee should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Option Shares or rights to Option Shares under the Plan. Under the Singapore insider-trading rules, Optionee is prohibited from selling Option Shares when he or she is in possession of information which is not generally available and which Optionee knows or should know will have a material effect on the price of Option Shares once such information is generally available.

SPAIN

Terms and Conditions

Nature of Grant. This provision supplements Paragraph 11 of the Agreement:

In accepting the option, Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Optionee understands and agrees that, as a condition of the grant of the option, except as provided for in Paragraph 5 of the Agreement, the termination of Optionee’s Service for any reason (including for the reasons listed below) will automatically result in the loss of the option that may have been granted to Optionee and that have not vested and become exercisable on the date of termination.

In particular, Optionee understands and agrees that any unvested options as of Optionee’s termination date and any vested options not exercised within the period set forth in the Agreement following Optionee’s termination date will be forfeited without entitlement to the underlying Option Shares or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, Optionee understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant this option under the Plan to individuals who may be employees of the Corporation (or any Parent or Subsidiary). The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation (or any Parent or Subsidiary) on an ongoing basis. Consequently, Optionee understands that the option is granted on the assumption and condition that the option and the Option Shares issued upon exercise shall not become a part of any employment or service contract (either with the Corporation, any Parent or Subsidiary or the Employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Optionee understands that the option grant would not be made to Optionee but for the assumptions and conditions referred to above; thus, Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to Optionee of the option shall be null and void.

Notifications

Securities Law Information. The option described in the Agreement and this Appendix B do not qualify under Spanish regulations as a security.  No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Appendix B) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Exchange Control Information. The acquisition of Option Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed in January; however, if the value of the Option Shares acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

When receiving foreign currency payments derived from the ownership of any Option Shares (i.e., sale proceeds), Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. Optionee will need to provide the institution with the following information: (i) Optionee’s name, address, and tax identification number; (ii) the name and corporate domicile of the Corporation; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

In addition, Optionee may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Option Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Option Shares made to Optionee by the Corporation) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Account Reporting Information. If Optionee holds rights or assets (e.g., Option Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Option Shares, cash, etc.) as of December 31 each year, Optionee is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the March 31 each year.

SWEDEN

There are no country specific provisions.
TAIWAN

Terms and Conditions

Data Privacy. Optionee acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in Paragraph 23 of the Agreement and agrees that, upon request of the Corporation or the Employer, Optionee will provide any executed data privacy consent form to the Employer or the Corporation (or any other agreements or consents that may be required by the Employer or the Corporation) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws in Optionee’s country, either now or in the future. Optionee understands he or she will not be able to participate in the Plan if Optionee fails to execute any such consent or agreement.

Notifications

Exchange Control Information. Optionee may acquire and remit foreign currency (including proceeds from the sale of Option Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, Optionee understands that he or she may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Optionee acknowledges that he or she should consult Optionee’s personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

TURKEY

Terms and Conditions

Manner of Exercising Option. This provision supplements the Paragraph 9 of the Agreement:

Due to legal restrictions in Turkey, Optionee will be required to exercise his or her option using the cashless sell-all exercise method whereby all Option Shares subject to the exercised option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to Optionee in accordance with any applicable laws and regulations. Optionee will not be permitted to acquire and hold Option Shares after exercise. The Corporation reserves the right to provide additional methods of exercise to Optionee depending on the development of local law.

Notifications

Securities Law Information. Under Turkish law, Optionee is not permitted to sell any Option Shares acquired under the Plan in Turkey. The Corporation’s Shares are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the ticker symbol “SNDK” and Option Shares acquired under the Plan may be sold through this exchange.

Exchange Control Information. Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, Optionee may be required to appoint a Turkish broker to assist with the exercise of the option and the sale of the Option Shares acquired under the Plan.  Optionee should consult his or her personal legal advisor before exercising the option and/or selling any Option Shares acquired under the Plan to confirm the applicability of this requirement to Optionee.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The option granted under the Plan is only being offered to Employees and is in the nature of providing equity incentives to Employees. Any documents related to the option, including the Plan, the Agreement and any other grant documents (“Grant Documents”), are intended for distribution only to such Employees and must not be delivered to, or relied on by, any other person.

The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Grant Documents and have not approved the Grant Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

Optionee is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. Optionee acknowledges that if he or she does not understand the contents of the Grant Documents, Optionee should consult an authorized financial advisor.

UNITED KINGDOM

Terms and Conditions

Tax-Related Items. The following provisions supplement Paragraph 10 of the Agreement:

If payment or withholding of the Tax-Related Items (including the Employer’s Liability, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax will constitute a loan owed by Optionee to the Employer, effective on the Due Date. Optionee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Corporation or the Employer may recover it at any time thereafter by any of the means referred to in Paragraph 10 of the Agreement.

Notwithstanding the foregoing, if Optionee is a director or executive officer of the Corporation (within the meaning of Paragraph 13(k) of the 1934 Act), Optionee will not be eligible for such a loan to cover the unpaid income taxes. In the event that Optionee is such a director or executive officer and the income taxes are not collected from or paid by Optionee by the Due Date, the amount of any uncollected income taxes will constitute a benefit to Optionee on which additional income tax and National Insurance Contributions (“NICs”) (including the Employer’s Liability, as defined below) may be payable. Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Corporation or the Employer (as appropriate) for the value of any NICs due on this additional benefit.

Joint Election. As a condition of Optionee’s participation in the Plan and the exercise of the option, Optionee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Corporation and/or the Employer in connection with the option and any event giving rise to Tax-Related Items (the “Employer’s Liability”).  Without prejudice to the foregoing, Optionee agrees to enter into a joint election with the Corporation, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. Optionee further agrees to enter into such other Joint Elections as may be required between Optionee and any successor to the Corporation and/or the Employer. Optionee further agrees that the Corporation and/or the Employer may collect the Employer’s Liability from Optionee by any of the means set forth in Paragraph 10 of the Agreement.

If Optionee does not enter into the Joint Election prior to the exercise of the option, Optionee will forfeit the option and any Option Shares that have been issued will be returned to the Corporation at no cost to the Corporation, without any liability to the Corporation and/or the Employer.

SANDISK CORPORATION
2013 INCENTIVE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

Onscreen disclaimer

If you are liable to National Insurance contributions (“NICs”) in the UK on option grants or restricted stock unit awards to you, you are required to enter into a Joint Election to transfer to you any liability to employer’s NICs that may arise in connection with your awards.

Clicking on the “ACCEPT” box where indicated indicates your acceptance of the Joint Election. You should read the Important Note on the Joint Election to Transfer Employer NICs before accepting the Joint Election.

SANDISK CORPORATION
2013 INCENTIVE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

Important note on the Joint Election to Transfer Employer NICs

If you are liable to National Insurance contributions (“NICs”) in the UK on your option grant or restricted stock unit awards, you are required to enter into a Joint Election to transfer any liability to employer’s NICs that may arise in connection with your awards to you.

By entering into the Joint Election:

•	you agree that any employer’s National Insurance liability that may arise in connection with your awards will be transferred to you; and

•
you will authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due, or the sale of sufficient shares acquired pursuant to your awards.

To enter into the Joint Election, please click on the “ACCEPT” box where indicated.

Please read the Joint Election carefully before accepting the Joint Election.

SANDISK CORPORATION
2013 INCENTIVE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.
[insert name of employee] (the “Employee”), who is eligible to receive stock options granted by SanDisk Corporation with its headquarters at 951 SanDisk Drive, Milpitas, California, 95035, U.S.A. (the “Company”) pursuant to the SanDisk Corporation 2013 Incentive Plan (the “Plan”), and

B.	the Company, which may grant stock options under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all stock options granted to the Employee under the Plan on or after [insert date] up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the stock options:

(i)	the acquisition of securities pursuant to stock options, (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the stock options, in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the stock options, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the shares acquired pursuant to the stock options, (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the shares acquired pursuant to the stock options, (within section 439 of ITEPA).

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3
This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the stock options pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the stock options; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the stock options to the Employee until full payment of the Employer’s Liability is received.

3.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue & Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer’s Liability in respect of the entirety of the stock options to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.3	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that by signing this Election or clicking on the “ACCEPT” box where indicated, the Employee agrees to be bound by the terms of this Election as stated above from the date of doing so.

Signature
Date

OR

ACCEPT

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election as stated above.

Signature for and on behalf of the Company
Position
Date

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

For each company, provide the following details:

(1)	SanDisk UK Limited

Registered Office:	24 Great King Street Edinburgh EH3 6QN
Company Registration Number:	SC234218
Corporation Tax District:
Corporation Tax Reference:
PAYE District:
PAYE Reference:

(2)    SanDisk Scotland Limited

Registered Office:	24 Great King Street Edinburgh EH3 6QN
Company Registration Number:	SC234217
Corporation Tax District:
Corporation Tax Reference:
PAYE District:
PAYE Reference:

UNITED STATES OF AMERICA

Terms and Conditions

Manner of Exercising Option. This provision supplements Paragraph 9 of the Agreement:

In addition to the methods of exercise of the option in Paragraph 9 of the Agreement, Employees located in the U.S. at the time of exercise may also exercise the option by paying the Exercise Price for the purchase of shares through delivering to the Corporation shares of Common Stock held by Optionee (or any other person or persons exercising the option) for any requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date.

Incentive Stock Options. In the event the option is designated as an Incentive Option (as defined in Appendix A of the Agreement) in the Grant Notice, the following terms and conditions shall also apply to the grant:

1.The option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) the option is exercised for one or more Option Shares: (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (B) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

2.No installment under the option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

3.Should the exercisability of the option be accelerated upon a Change in Control, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which the option first becomes exercisable in the calendar year in which the Change in Control transaction occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which the option or one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Change in Control, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Statutory Option.

4.Should Optionee hold, in addition to the option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Options, the option and each of those other options shall be deemed to become first exercisable in that calendar year, on the basis of the chronological order in which such options were granted, except to the extent otherwise provided under applicable law or regulation.

5.The Corporation does not represent or guarantee that the option qualifies as an Incentive Stock Option.

6.To obtain certain tax benefits afforded to Incentive Options, Optionee must hold the shares issued upon the exercise of the option for two years after the Grant Date and one year after the date of exercise. Optionee may be subject to the alternative minimum tax at the time of exercise.

By accepting the option, Optionee agrees to promptly notify the Corporation if Optionee disposes of any of the Option Shares within one year from the date Optionee exercises all or part of the option or within two years from the Grant Date.